EXHIBIT 10.1

AMENDMENT TO ASSET PURCHASE AGREEMENT

This Amendment to Asset Purchase Agreement (this “Amendment”) is made as of this 28th day of December, 2010 by and between Silverback Network, Inc., a Pennsylvania corporation (“Purchaser”), and AdMax Media Inc., a Nevada corporation (“Seller”).  All terms used but not defined herein shall have the meaning ascribed to them in that certain Asset Purchase Agreement, dated December 3, 2010, by and between Purchaser and Seller (the “Purchase Agreement”).

RECITALS

WHEREAS, Purchaser and Seller (collectively, the “Parties”) executed the Purchase Agreement on December 3, 2010 in connection with the sale of the Business to Purchaser; and

WHEREAS, pursuant to Section 9.7 of the Purchase Agreement, Purchaser and Seller desire to amend the Purchase Agreement as set forth below.

AGREEMENT

In consideration of the above recitals and of the mutual agreements contained herein, the Parties, intending to be legally bound hereby, agree as follows:

1.	Assumed Liabilities. Section 2.3(c) of the Purchase Agreement shall be deleted in its entirety and restated as follows:

“(c) liabilities, obligations and commitments arising out of the Assigned Contracts after the Closing Date.”

2.	Assumed Liabilities. Section 2.3(d) of the Purchase Agreement shall be deleted in its entirety.

3.	Closing. Section 2.7(b)(iii) of the Purchase Agreement shall be deleted in its entirety and restated as follows:

“(iii) consents, in a form reasonably satisfactory to Purchaser, to the assignment by Seller to Purchaser of (a) the Contracts Requiring Consent listed in Section 7.10 of this Agreement, and (b) any other Contracts Requiring Consent for which consents have been received as of the Closing Date.”

4.	Provision of Post-Closing Transition Services. Section 6.2(a)(i) of the Purchase Agreement shall be deleted in its entirety and restated as follows:

“(a)(i) the services of Aaron Gravitz or personnel under his direct supervision with respect to transitioning customer and vendor relationships, as reasonably requested by Purchaser for a period of up to sixty (60) days after the Closing Date, provided that such services will not exceed 20 man-hours per week; and”

5.	Provision of Post-Closing Transition Services. Section 6.2(a)(ii) of the Purchase Agreement shall be deleted in its entirety and restated as follows:

“(a)(ii) the services of Bill McCarthy, Jud McKee, or personnel under their direct supervision with respect to operation of technology (e.g., the dialer and leads platform), as reasonably requested by Purchaser for a period of up to one hundred twenty (120) days after the Closing Date, provided that such services will not exceed 30 man-hours per week in the aggregate.”

6.	Provision of Post-Closing Transition Services. Section 6.2(c) of the Purchase Agreement shall be deleted in its entirety and restated as follows:

“(c) Purchaser shall not be obligated to continue to use any of the Transition Services and may terminate any Transition Service by giving Seller thirty (30) days prior notice thereof in accordance with the notice provisions of this Agreement.”

7.	Provision of Post-Closing Transition Services. A new Section 6.2(e) shall be added to the Purchase Agreement and shall read as follows:

“(e) The rights and obligations of Seller and Purchaser set forth in Section 6.2(d) above as to (i) the provision of telecommunications services by Seller to Purchaser for one hundred eighty (180) days following Closing and (ii) Purchaser’s payment therefor shall extend to any and all telecommunications services that Seller uses to back up the services provided by Global Crossing Telecommunications, Inc. (e.g., Impact Telecom).”

8.	Provision of Post-Closing Transition Services. A new Section 6.2(f) shall be added to the Purchase Agreement and shall read as follows:

“(f) It is understood and agreed by Seller and Purchaser that (i) the dialer services provided by Noble (the “Dialer Services”) pursuant to that certain Composite Agreement, dated December 16, 2009, by and between Seller and Noble to Seller will be an essential part of the Business for Purchaser immediately after the Closing and (ii) the Dialer Services will not constitute a part of the Purchased Assets and the agreement with Noble will not be an Assigned Contract for purposes of this Agreement.  Seller agrees that it shall provide the Dialer Services to Purchaser for a period up to one hundred fifty (150) days after the Closing Date.  Purchaser agrees to indemnify and hold Seller harmless against and with respect to, and shall reimburse Seller for, any fees or assessments levied against Seller by Noble resulting from Purchaser’s use of the Dialer Services, provided, however, that such Purchaser’s indemnification liability under this Section 6.2(f) shall be limited to Fifty Thousand Dollars ($50,000) in the aggregate.”

9.	Provision of Post-Closing Transition Services. A new Section 6.2(g) shall be added to the Purchase Agreement and shall read as follows:

“(g) Purchaser shall provide to Seller the services of each Transferred Employee to assist Seller in closing its December books and records, as reasonably requested by Seller for a period of up to 20 days after the Closing Date, provided that such services will not exceed 10 man-hours per Transferred Employee per week.”

10.	Provision of Post-Closing Transition Services. A new Section 6.2(h) shall be added to the Purchase Agreement and shall read as follows:

“(h) Purchaser shall pay Seller all costs due to Seller under subsections (d), (e) and (f) of this Section 6.2 within 15 days after receipt of an invoice therefor.”

11.	Employees. A new Section 6.5(c) shall be added to the Purchase Agreement and shall read as follows:

“(c) Seller shall maintain the Transferred Employees on Seller’s employee health insurance coverage for a period of up to 60 days after the Closing, and Purchaser shall pay Seller the full cost of such coverage. Purchaser shall pay Seller such costs within 15 days after receipt of an invoice therefor.”

12.	Change of Corporate Name. Section 6.10 of the Purchase Agreement shall be deleted in its entirety and restated as follows:

“Within ten (10) business days after the Closing, Seller shall take all necessary steps to change Seller’s corporate name so that it is no longer AdMax Media Inc.  Seller shall cooperate with Purchaser and take whatever steps are necessary promptly after the Closing in order to permit Purchaser to use Seller’s trade and fictitious names, if any.  Notwithstanding anything to the contrary in this Agreement, Seller may continue to use the domain “admaxmedia.com” and email addresses containing “@admaxmedia.com” for a period of 180 days following Closing.”

13.	Update Disclosure Schedules. Section 6.11 of the Purchase Agreement shall be deleted in its entirety and restated as follows:

“6.11   Update Disclosure Schedules.  Prior to the Closing Date, and in no event later than December 28, 2010, Seller shall disclose to Purchaser any information contained in the representations and warranties of Seller contained in Section 3 or in the disclosure schedules delivered pursuant thereto which is no longer true and complete; provided, however, it is understood and agreed by Purchaser and Seller that Schedule 3.16 shall not be final until the update referenced in Section 6.20 has been delivered by Seller.  Any such disclosure shall be deemed to modify, amend and/or supplement the representations and warranties.”

14.	Delivery of Financial Statements; Payment of Payables. A new Section 6.20 shall be added to the Purchase Agreement and shall read as follows:

“6.20   Delivery of Financial Statements; Payment of Payables.  Seller shall provide unaudited consolidated balance sheets and statements of income for the Business as of and for the twelve months ended December 31, 2010 on or by January 25, 2011.  All liabilities reflected on these financial statements shall be paid off by Seller no later than March 1, 2011.  Seller shall provide, no later than March 15, 2011, a final payables schedule that reflects and verifies that all outstanding amounts were paid in full.”

15.	Contracts Requiring Consent. A new Section 6.21 shall be added to the Purchase Agreement and shall read as follows:

“6.21   Contracts Requiring Consent. The terms of this Section 6.21 shall govern the transfer of the benefits of all contracts listed on Section 3.6 of the Disclosure Schedules (collectively, the “Contracts Requiring Consent”) where the required consent has not been obtained by the Closing Date.  Notwithstanding anything herein to the contrary, the parties acknowledge and agree that at the Closing, Seller shall not assign to Purchaser any Contract Requiring Consent unless Purchaser has agreed to assume such Contract and the applicable consent has been obtained prior to the Closing Date.  With respect to each unassigned Contract Requiring Consent that Purchaser has agreed to assume, after the Closing Date, Seller shall continue to deal with the other contracting party(ies) to such Contract Requiring Consent as the prime contracting party and shall use all commercially reasonable efforts to obtain the Consent of all required parties to the assignment of such Contract Requiring Consent, but Purchaser shall be entitled to all of the benefits of such Contract Requiring Consent accruing after the Closing Date as if such Contract Requiring Consent had been assigned to Purchaser hereunder.  Purchaser agrees to perform at its sole expense all of the obligations of Seller to be performed after the Closing Date under such Contracts Requiring Consent the benefits of which Purchaser is receiving after the Closing Date, and to reimburse Seller within 15 days from invoicing from Seller for any required expenses previously approved by Purchaser incurred by Seller on Purchaser’s behalf in keeping such Contracts Requiring Consent in effect.”

16.	Required Consents. A new Section 7.10 shall be added to the Purchase Agreement and shall read as follows:

“7.10   Required Consents. Seller shall, at Closing, deliver to Purchaser consents, in form acceptable to Purchaser, to the assignment of the following Contracts Requiring Consent: Revenue Enhancement Group, ThruChannel, Wheaten & Wheaten, First Impression Interactive, Education Dynamics, CUNET, Lead5 Media, Bedrock Media Partners, and Tightrope Interactive.”

17.	Full Force and Effect. All other provisions of the Purchase Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment is signed by the Parties as of the date first written above.

PURCHASER: Silverback Network, Inc. By: /s/ Joshua R. Gray Name: Joshua R. Gray Title: President SELLER: AdMax Media Inc. By: /s/ Thomas Banks Name: Thomas Banks Title: Chief Financial Officer